As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEJON RANCH CO.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	77-0196136
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

P.O. Box 1000

Lebec, California 93243

(661) 248-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis F. Mullins, Esq.

Vice President, General Counsel and Secretary

TEJON RANCH CO.

P.O. Box 1000

Lebec, California 93243

(661) 248-3000

With a copy to:

Peter F. Ziegler, Esq.

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

(213) 229-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock ($.50 par value)	1,682,981 shares (1)	$34.19(2)	$57,541,120.39(2)	$7290.46

(1)	This number includes 308,546 shares of common stock issuable upon the exercise of first additional investment rights and 140,248 shares of common stock issuable upon the exercise of second additional investment rights held by the selling securityholders. Pursuant to Rule 416 of the Securities Act of 1933, such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and the low price of the common stock of the Registrant as reported on May 25, 2004 on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 27, 2004

TEJON RANCH CO.

Common Stock

($.50 par value)

1,682,981 Shares

This prospectus relates to 1,682,981 shares of common stock, par value $.50 per share, of Tejon Ranch Co., a Delaware corporation, which may be offered for sale from time to time by the selling securityholders identified herein under the heading “Selling Stockholders.” We issued 1,234,187 shares to the selling securityholders in a private placement on May 6, 2004. The remaining 448,794 shares are issuable upon exercise of additional investment rights sold to the selling securityholders in the private placement. We will not receive any of the proceeds from the sale of shares by the selling securityholders.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TRC.” On May 26, 2004, the last reported sale price per share of our common stock, as quoted on the NYSE, was $34.04.

See “Risk Factors” beginning on page 1 of this prospectus and those risk factors contained in the applicable prospectus supplement, if any, for considerations relevant to an investment in our common stock.

The selling securityholders may from time to time offer and sell our common stock held by them directly or through agents or broker-dealers on terms, including the price per share, to be determined at the time of sale.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004.

THE COMPANY

We are a diversified, growth-oriented land development and agribusiness company whose strategy is to increase the value of our real estate and resource holdings in order to increase stockholders’ value. Operations consist primarily of land planning and entitlement, land development, commercial sales and leasing, mineral, grazing and recreational leasing and licensing, income portfolio management, and farming. Our prime asset is approximately 270,000 acres of contiguous, largely undeveloped land that, at its most southerly border, is 60 miles north of Los Angeles and, at its most northerly border, is 15 miles east of Bakersfield.

Over the last several years, we have been implementing a strategy that is leading to our transformation from an agricultural operations-based company to a real estate development company. In order to implement our strategy, we began to pursue joint venture agreements for the development of portions of our land, began conceptual planning and land entitlement projects, and undertook a program of divesting non-strategic assets.

Our principal executive offices are located at P.O. Box 1000, Lebec, California 93243, telephone number (661) 248-3000. We maintain a World Wide Web site at http://www.tejonranch.com.

PRIVATE PLACEMENT OF COMMON STOCK AND ADDITIONAL INVESTMENT

RIGHTS

On May 6, 2004, we concluded a private placement of 1.23 million shares of our common stock. The purchase price was $32.41 per share. We also granted the investors a right to purchase up to (i) an aggregate of 308,546 additional shares of common stock at $32.41 per share issuable upon the exercise of additional investment rights which expire 90 days following the effective date of the registration statement of which this prospectus is a part and (ii) an aggregate of 140,248 additional shares of common stock at $35.65 per share issuable upon the exercise of additional investment rights which expire 180 days following the effective date of the registration statement of which this prospectus is a part. We are filing this prospectus, at our expense, as required by the securities purchase agreement with the selling securityholders. We will not receive any proceeds from the resale of the common stock by the selling securityholders.

RISK FACTORS

Certain information set forth or incorporated by reference in this prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under this caption. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The actual results of the Company may vary materially from those anticipated in the forward-looking statement. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments. In addition to the other information included elsewhere in this prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered by this prospectus.

We are involved in a cyclical industry and are affected by changes in general and local economic conditions.

The real estate development industry is cyclical and is significantly affected by changes in general and local economic conditions, including:

•	Employment levels;

•	Availability of financing;

•	Interest rates;

•	Consumer confidence; and

•	Demand for the developed product, whether residential, commercial or industrial.

The process of development of a project begins, and financial and other resources are committed, long before a real estate project comes to market, which could occur at a time when the real estate market is depressed. It is also possible in a rural area like ours that no market for a project will develop as projected.

Higher interest rates can have a significant impact on the real estate industry.

Higher interest rates generally impact the real estate industry by making it harder for buyers to qualify for financing, which can lead to a decrease in the demand for residential, commercial or industrial sites. Any decrease in demand will negatively impact our proposed developments. Any downturn in the economy or consumer confidence can also be expected to result in reduced housing demand and slower industrial development, which would negatively impact the demand for land we are developing.

We are subject to various land use regulations and require governmental approvals for our developments that could be denied.

In planning and developing our land, we are subject to various local, state, and federal statutes, ordinances, rules and regulations concerning zoning, infrastructure design, subdivision of land, and construction. All of our new developments require amending existing general plan and zoning designations, so it is possible that our entitlement applications could be denied. In addition, the zoning that ultimately is approved could include density provisions that would limit the number of homes and other structures that could be built within the boundaries of a particular area, which would adversely impact the financial returns from a given project. The Los Angeles County Planning Department recently released a set of draft amendments to the Los Angeles County General Plan which would extend a planning overlay designation called “Sensitive Ecological Areas” to cover most of the footprint of the Centennial project. It is not clear at this early stage what chance this draft has of being adopted by the county Board of Supervisors or what its impact on Centennial would be, but if adopted it would likely involve additional processing time, studies, and findings by county officials, could have an adverse impact similar to the density provisions described above and, as a worst case, could provide a pretext for denying the Centennial application. In addition, many states, cities and counties (including neighboring Ventura County) have in the past approved various “slow growth” or “urban limit line” measures. If that were to occur in the jurisdictions governing our land use, our future real estate development activities could be significantly adversely affected.

A state agency has recently released an environmental document for a proposed $37 billion high-speed rail system for California. There are two routes proposed between Los Angeles and Bakersfield, both of which traverse Tejon Ranch. One would run at the northern tip of the ranch, which would not affect any development plans, and one would run along Interstate 5, which would have a significant, adverse affect on two of our projects. This route would run next to Tejon Lake, could have significant impacts on the viability of Tejon Mountain Village during the system’s construction period, and could possibly impair the ability of this area ultimately to support recreational amenities. This route also runs through TIC-East. The economic effect of these impacts should be largely offset by the significant condemnation award and severance damages that we should receive for the taking of some of our most valuable land, but the outcome of such condemnation proceedings cannot be assured and the proceedings are likely to be protracted. A bond measure to fund this rail system is currently set to appear on the November 2004 California statewide ballot, but the governor has called for it to be removed from the ballot due to California’s current fiscal condition, although its removal cannot not assured.

Third-party litigation could increase the time and cost of our development efforts.

The land use approval processes we must follow to ultimately develop our projects have become increasingly complex. Moreover, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge the proposed plans and approvals. As a result, the prospect of third-party challenges to planned real estate developments provides additional uncertainties in real estate development planning and entitlements. Third-party challenges in the form of litigation would, by their nature, adversely affect the length of time and the cost required to obtain the necessary approvals. In addition, adverse decisions arising from any litigation would increase the costs and length of time to obtain ultimate approval of a project and could adversely affect the design, scope, plans and profitability of a project.

We are subject to environmental regulations and opposition from environmental groups that could cause delays and increase the costs of our development efforts or preclude such development entirely.

Environmental laws that apply to a given site can vary greatly according to the site’s location and condition, present and former uses of the site, and the presence or absence of sensitive elements like wetlands and endangered species. Environmental laws and conditions may result in delays, cause us to incur additional costs for compliance, mitigation and processing land use applications, or preclude development in specific areas. In addition, in California third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project. While we have worked with representatives of various environmental interests and wildlife agencies to minimize and mitigate the impacts on our planned projects, certain groups opposed to development have made clear they intend to oppose our projects vigorously, so litigation challenging their approval is expected. The issues most commonly cited in opponents’ public comments include the poor air quality of the San Joaquin Valley air basin, potential impacts of projects on the California condor, presumed removal of oak trees, and the potential for our lands to function as wildlife movement corridors. In addition, certain military commanders have sent correspondence opposing the Centennial project because it would limit their use of low-level training flight routes that traverse over Tejon Ranch.

Until governmental entitlements are received, we will have a limited inventory of real estate.

Our four current and planned real estate projects, the Tejon Industrial Complex – West and East, Centennial and the Tejon Mountain Village, all involve obtaining governmental entitlements and improving lots for sale to developers or, in the case of Tejon Industrial Complex, end users. The value of these lots can fluctuate significantly as a result of changing economic and market conditions.

We are in competition with several other developments for customers and residents.

Within our real estate activities, we are in direct competition for customers with other industrial sites in Northern, Central, and Southern California. We are also in competition with other highway interchange locations along Interstate 5 and State Route 99 for commercial leasing opportunities. Centennial ultimately would compete with other residential housing and job center options in the region, such as developments in the Santa Clarita Valley, Lancaster, Palmdale, and Bakersfield. Tejon Mountain Village will compete generally for discretionary dollars that consumers will allocate to recreation and second homes, so its competition will range over a greater area and range of projects.

Our developable land is concentrated entirely in California.

All of our developable land is in California. Any adverse change in the economic climate of California, or our region of that state, and any adverse change in the political or regulatory climate of California, could adversely affect our real estate development activities. Ultimately, our ability to sell or lease lots may decline as a result of weak economic conditions, or restrictive regulations.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We currently depend heavily on the services of Robert A. Stine, our President and Chief Executive Officer, and a number of other key management personnel. The loss of Mr. Stine’s services or that of other key personnel could materially and adversely affect our results of operations, financial condition, or our ability to pursue land development. Our success will also depend in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the real estate and land development industry and we may not be successful in attracting or retaining the personnel we require.

Only a limited market exists for our common stock, which could lead to price volatility.

The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock.

Concentrated ownership of our common stock creates a risk of sudden change in our share price.

As of May 26, 2004, directors and members of our executive management team beneficially owned or controlled approximately 49% of our common stock. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

Inflation can have a significant adverse effect on our operations.

Inflation can have a major impact on our farming operations. The farming operations are most affected by escalating costs and unpredictable revenues (due to an oversupply of certain crops) and very high irrigation water costs. High fixed water costs related to our farm lands will continue to adversely affect earnings. Prices received for many of our products are dependent upon prevailing market conditions and commodity prices. Therefore, it is difficult for us to accurately predict revenue, just as we cannot pass on cost increases caused by general inflation, except to the extent reflected in market conditions and commodity prices.

Within our real estate operations, our lease portfolio is protected to some extent from inflation, since percentage rent clauses and Consumer Price Index increases in our leases tend to adjust rental receipts for inflation.

We may encounter other risks that could impact our ability to develop our land.

We may also encounter other difficulties in developing our land, including:

•	Natural risks, such as geological and soil problems, earthquakes, heavy rains and flooding and heavy winds;

•	Shortages of qualified tradespeople;

•	Reliance on local contractors, who may be inadequately capitalized;

•	Shortages of materials; and

•	Increases in the cost of certain materials.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock offered hereby. We received proceeds from the sale of the shares of common stock offered by this prospectus and we will receive additional proceeds if, and to the extent that, the additional investment rights are exercised. This money will be used for the purpose of securing real estate development entitlements for planned residential and recreational projects, constructing infrastructure development within our real estate projects, and repaying indebtedness.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling securityholders were issued pursuant to a Securities Purchase Agreement, dated as of May 5, 2004, and are issuable upon exercise of additional investment rights, which were also issued pursuant to the Securities Purchase Agreement. For additional information regarding the issuance of these shares of common stock and the additional investment rights, see “Private Placement Of Common Stock And Additional Investment Rights” above. We are registering the shares of common stock in order to permit the selling securityholders to offer the shares for resale from time to time. Except for Third Avenue Trust entities and its affiliates, the selling securityholders have not had any material relationship with us within the past three years except for the ownership of these shares of common stock and the additional investment rights.

The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists the number of shares and percentage of common stock beneficially owned by each selling securityholder, based on its ownership of the shares of common stock and the additional investment rights issued pursuant to the May 6, 2004 private placement, as of May 27, 2004, assuming exercise of all of the additional investment rights held by the selling securityholders on that date, without regard to any limitations on exercise.

The third column lists the shares of our common stock being offered by this prospectus by the selling securityholders.

The fourth column assumes the sale of all of the shares of our common stock offered by the selling securityholders pursuant to this prospectus.

Under the terms of the additional investment rights, a selling securityholder (except for the Third Avenue Trust entities and its affiliates) may not exercise the additional investment rights, to the extent such exercise would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the additional investment rights that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares Owned Prior to Offering			Maximum Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering
Name of Record Holder	Number		Percentage		Number	Percentage
Smithfield Fiduciary LLC (1)	769,438	(1)	4.7	769,438	0	0

Highbridge/Zwirn Special Opportunities Fund, L.P. (2)	384,719	(2)	2.4	384,719	0	0

Highbridge/Zwirn Special Opportunities Fund, Ltd. (2)	384,719	(2)	2.4	384,719	0	0

Third Avenue Trust on behalf of the Third Avenue Real Estate Value Fund Series (3)	401,039	(4)	2.5	96,059	304,980	1.9

Third Avenue Trust on behalf of the Third Avenue Small Cap Value Fund Series (3)	322,646	(5)	2.0	48,046	274,600	1.7

(1)	Includes 563,098 shares of common stock owned by Smithfield Fiduciary LLC issued pursuant to the May 6, 2004 private placement and 206,340 shares issuable upon exercise of the additional investment rights issued to Smithfield on May 6, 2004. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2)	Includes 281,549 shares of common stock owned by each of Highbridge/Zwirn Special Opportunities Fund, L.P. and Highbridge/Zwirn Special Opportunities Fund, Ltd. issued pursuant to the May 6, 2004 private placement and 103,170 shares issuable upon exercise of the additional investment rights issued to each of Highbridge/Zwirn Special Opportunities Fund, L.P. and Highbridge/Zwirn Special Opportunities Fund, Ltd. on May 6, 2004. D. B. Zwirn & Co., L.P. is the trading manager of each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over the securities held by each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is the managing member of and controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. Each of Daniel B. Zwirn, Zwirn Holdings, LLC, DBZ GP, LLC and D.B. Zwirn & Co., L.P. disclaims beneficial ownership of the securities held by each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P.

(3)	Third Avenue Trust is a Delaware business trust that is registered as an investment company pursuant to the Investment Company Act of 1940. The Trust issues four separate series of securities that correspond to four different publicly traded open-end mutual funds. Pursuant to separate investment advisory agreements, the Trust has delegated discretionary investment authority over the assets of these funds to Third Avenue Management LLC (“TAM”). TAM directed two of the funds in the Third Avenue Trust (namely, Third Avenue Real Estate Value Fund and the Third Avenue Small Cap Value Fund) to participate in the private placement and now seeks to have the shares registered for sale pursuant to the registration rights agreement entered into as part of the private placement in order to provide liquidity for the investment. TAM is represented on the board of directors of Tejon Ranch Co. by Michael H. Winer, a portfolio manager of TAM.

(4)	Includes 96,059 shares owned by Third Avenue Trust on behalf of the Third Avenue Real Estate Value Fund Series issued pursuant to the May 6, 2004 private placement, which includes 71,984 shares of common stock and 24,075 shares issuable upon exercise of the additional investment rights issued to Third Avenue Trust on behalf of the Third Avenue Real Estate Value Fund on May 6, 2004.

(5)	Includes 48,046 shares owned by Third Avenue Trust on behalf of the Third Avenue Small Cap Value Fund Series issued pursuant to the May 6, 2004 private placement, which includes 36,007 shares of common stock and 12,039 shares issuable upon exercise of the additional investment rights issued to Third Avenue Trust on behalf of the Third Avenue Small Cap Value Fund on May 6, 2004.

PLAN OF DISTRIBUTION

The selling securityholders may, from time to time, sell any or all of their shares of common stock issued pursuant to the May 6, 2004 private placement or upon exercise of the additional investment rights on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling securityholders, to the extent permitted by law, may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any person regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

LEGAL MATTERS

The legality of the shares of our common stock being offered hereby will be passed upon for us by our counsel, Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our filings are also available at our website at http://www.tejonranch.com.

Our common stock is listed on the NYSE, and the reports, proxy and information statements and other information filed by us with the NYSE can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Commission (File No. 1-07183) are by this reference incorporated in and made a part of this prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; (iii) the description of our common stock contained in the registration statement on Form 8-A12B filed May 27, 1999 together with all amendments and reports filed for the purpose of updating such description; (iv) the Periodic Reports on Form 8-K filed on March 5, 2004 and May 7, 2004 and (v) all documents filed by us pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this prospectus) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon a written or oral request to Tejon Ranch Co., Attention: General Counsel, P.O. Box 1000, Lebec, California 93243, telephone number (661) 248-3000.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Our Restated Certificate of Incorporation and certain indemnification agreements entered into between us and our directors and executive officers provide that we will indemnify our directors and executive officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

1,682,981 Shares

TEJON RANCH CO.

Common Stock

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the distribution of our common stock registered hereby. The expenses in connection with the distribution contemplated by this Registration Statement will be borne by the Registrant.

SEC Registration Fee	$7290.46
NYSE Listing Fee	$14,700.00
Legal fees and expenses*	$50,000.00
Accounting fees and expenses*	$7,500.00
Miscellaneous*	$5,000.00
TOTAL*	$84,490.46

*	Estimated.

Item 15.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

The Registrant’s Restated Certificate of Incorporation also requires the Registrant to indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise. To the fullest extent permitted by Delaware law, the indemnification will include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit, or proceeding.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the Registrant’s directors and executive officers under the Registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the Registrant’s directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

The Investors (as defined in the Registration Rights Agreement) have agreed to indemnify certain directors and officers of the Registrant for any damages suffered in connection with written information provided by such Investors expressly for use in connection with this registration statement.

The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation, the indemnification agreements entered into between the Registrant and each of its directors and officers, the Registrant’s directors’ and officers’ liability insurance policy, and the Registration Rights Agreement and are qualified in their entirety by reference thereto.

Item 16.	Exhibits

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description

4.1	Form of First Additional Investment Right, incorporated by reference to Exhibit 4.1 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

4.2	Form of Second Additional Investment Right, incorporated by reference to Exhibit 4.2 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Form of Securities Purchase Agreement, by and among the Company and the Buyers, incorporated by reference to Exhibit 4.1 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

10.2	Form of Registration Rights Agreement, by and among the Company and the Buyers, incorporated by reference to Exhibit 4.2 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 17.	Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebec, State of California, as of the 27th day of May, 2004.

TEJON RANCH CO.

By:	/s/ ROBERT A. STINE

Robert A. Stine
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Allen E. Lyda and Dennis F. Mullins, Esq. as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated below.

Signature	Title	Date

/s/ ROBERT A. STINE Robert A. Stine	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2004

/s/ CRAIG CADWALADER Craig Cadwalader	Director	May 27, 2004

/s/ DAN T. DANIELS Dan T. Daniels	Director	May 27, 2004

/s/ JOHN L. GOOLSBY John L. Goolsby	Director	May 27, 2004

/s/ NORMAN METCALFE Norman Metcalfe	Director	May 27, 2004

/s/ GEORGE G.C. PARKER George G.C. Parker	Director	May 27, 2004

/s/ ROBERT C. RUOCCO Robert C. Ruocco	Director	May 27, 2004

/s/ KENT G. SNYDER Kent G. Snyder	Director	May 27, 2004

/s/ GEOFFREY L. STACK Geoffrey L. Stack	Director	May 27, 2004

/s/ MICHAEL H. WINER Michael H. Winer	Director	May 27, 2004

/s/ ALLEN E. LYDA Allen E. Lyda	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	May 27, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of First Additional Investment Right, incorporated by reference to Exhibit 4.1 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

4.2	Form of Second Additional Investment Right, incorporated by reference to Exhibit 4.2 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Form of Securities Purchase Agreement, by and among the Company and the Buyers, incorporated by reference to Exhibit 4.1 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

10.2	Form of Registration Rights Agreement, by and among the Company and the Buyers, incorporated by reference to Exhibit 4.2 to the Company’s Periodic Report on Form 8-K filed on May 7, 2004, Commission File No. 1-7183.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).